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                                                                   Exhibit 99.01


              TRANSMETA CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN


For Immediate Release

SANTA CLARA, California (January 15, 2002) -- Transmeta Corporation (NASDAQ:
TMTA) today announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt. Adoption of the plan was not made in response to any specific attempt to acquire Transmeta or its shares, and Transmeta is not aware of any current efforts to do so.

Under the plan, Transmeta's Board of Directors declared a dividend of one stock purchase right for each share of Transmeta's common stock outstanding on January 18, 2002. The rights will become exercisable only upon the occurrence of certain events specified in the plan, including the acquisition of 15% of Transmeta's outstanding common stock by a person or group. Each right entitles the holder, other than an "acquiring person," to acquire shares of Transmeta's common stock at a 50% discount to the then prevailing market price. Transmeta's Board of Directors may redeem outstanding rights at any time prior to a person becoming an "acquiring person," at a price of $0.00001 per right. Prior to such time, the terms of the rights may be amended by Transmeta's Board of Directors without the approval of the holders of the rights.

Details of the plan are outlined more fully in a letter that will be mailed to Transmeta's stockholders as of the record date as well as Transmeta's filings with the Securities and Exchange Commission.

ABOUT TRANSMETA CORPORATION

Transmeta is a publicly traded company located in Santa Clara. Transmeta develops and sells software-based microprocessors and develops additional hardware and software technologies that enable computer manufacturers to build computers that simultaneously offer long battery life, high performance and x86 compatibility. Transmeta's family of Crusoe microprocessors is targeted at the notebook and Internet appliance segments of the Mobile Internet Computer market, as well as ultra-dense servers and a range of embedded applications.

To learn more about Transmeta visit www.transmeta.com.

Transmeta and Crusoe are trademarks and/or registered trademarks of Transmeta Corporation in the United States and/or other countries. All other trademarks are the properties of their respective owners.

Contact:

Merle A. McClendon, (408) 919-3000
Phillip Bergman, (408) 919-6818
bergman@transmeta.com